Exhibit 99.1

NYSE: MMP

Date:	Jan. 23, 2006

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Increased Quarterly Earnings

Provides 2006 Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported increased operating profit and net income for fourth-quarter 2005 compared to fourth-quarter 2004.

Fourth-quarter 2005 operating profit was $51.2 million compared to $48.1 million for fourth-quarter 2004, representing a 6.4% increase. Net income increased to $37.6 million during fourth-quarter 2005 from $35.3 million in the corresponding 2004 period, a 6.5% increase.

“Our businesses performed well during the quarter in spite of supply disruptions and high refined products prices following the recent Gulf Coast hurricane activity,” said Don Wellendorf, chief executive officer. “We expect continued growth in our cash generation and distributions to our unitholders in 2006.”

An analysis of variances by segment comparing fourth-quarter 2005 to fourth-quarter 2004 is provided below based on operating margin, a financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $57.7 million, a decline of $1.4 million. Revenues increased slightly between periods due to higher transportation barrels shipped and increased ancillary revenues due to additional demand for services such as additives and tank leases, all partially offset by lower transportation revenues that resulted primarily from an inventory build in the fourth quarter of 2005. Pipeline revenues are recognized when the transported product exits the pipeline system. When inventories build, the product has not yet left the pipeline system so the transportation tariff cannot be recognized. Higher commodity margins also positively impacted the 2005 quarter as the partnership’s petroleum products management operation and third-party supply agreement continued to benefit from the sale of product during a high price environment. Higher product losses, power costs and system integrity spending negatively impacted the current quarter.

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Petroleum products terminals. Terminals operating margin was $18.0 million, an increase of $2.9 million. The addition of the Wilmington, Delaware marine facility, which was acquired in Sept. 2005, increased operating results during fourth-quarter 2005. In addition, the partnership’s marine terminals benefited in the current period from recently completed expansion projects at two facilities and increased fees due to higher import activity resulting from tight global petroleum products supply following the third-quarter hurricanes. Revenues also increased at the partnership’s inland terminals primarily due to higher additive injection fees. Expenses increased between periods primarily due to the addition of the Wilmington terminal and increased operating taxes.

Ammonia pipeline system. Ammonia operating margin was $4.6 million, an increase of $4.3 million. The impact of higher tariffs associated with the partnership’s new transportation agreements, which became effective July 1, 2005, benefited the current quarter. Further, 2005 results improved due to lower system integrity expenses related to timing of maintenance work and reduced environmental expenses.

Depreciation and amortization increased between quarters due to capital spending over the last year. Fourth-quarter 2005 interest expense was higher due to rising interest rates.

Net income per limited partner unit was 46 cents during fourth-quarter 2005 compared to 48 cents during 2004, a 4.2% decline, resulting from a higher allocation of net income to the general partner as the cash distribution per limited partner unit increases.

Management expects the partnership’s cash generation to increase in 2006, enabling a continuation of its five-year history of growing cash distributions. Targeted distribution growth for 2006 is 8% to 10%. Further, management currently estimates 2006 net income per unit to be approximately $2.03. The significant increase in cash distribution growth during 2005 and the targeted distribution growth in 2006 result in an increase in the allocation of net income to the general partner during 2006. Without this increased allocation, 2006 net income per unit would be approximately 19 cents higher. Net income per unit for first-quarter 2006 is estimated to be 44 cents. Guidance specific to 2006 has not been provided previously.

Management also estimates organic growth capital spending of between $145.0 million and $200.0 million for 2006, with projects currently underway or in advanced stages of development related to the low end of this range.

An analyst call with management regarding fourth-quarter 2005 financial results and its future growth plans is scheduled for Tues, Jan. 24 at 1:30 p.m. Eastern. To participate, dial (800) 289-0544 and provide code 1012864. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

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Page 3/3 Magellan Midstream Partners Announces Increased Quarterly Earnings; Provides 2006 Guidance

Audio replays of the conference call will be available from 4:30 p.m. Eastern on Jan. 24 through midnight on Jan. 30. To access the replay, dial (888) 203-1112 and provide code 1012864. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release includes a discussion of operating margin, which is an important performance measure used by management to evaluate the economic success of the partnership’s operations. Operating margin is a non-GAAP measure that reflects operating profit before G&A expenses and depreciation and amortization. A reconciliation of operating margin to operating profit accompanies this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
Transportation and terminals revenues	$122,812	$129,924	$419,117	$500,196
Product sales revenues	138,535	179,120	275,769	636,209
Affiliate management fee revenue	163	166	488	667

Total revenues	261,510	309,210	695,374	1,137,072
Costs and expenses:
Operating	50,363	58,354	177,066	217,788
Environmental	1,485	2,093	43,989	12,007
Environmental reimbursements	(74)	—	(41,398)	—
Product purchases	135,101	168,472	255,599	582,631
Depreciation and amortization	12,937	14,908	41,845	56,307
Affiliate general and administrative	14,235	15,087	54,466	61,131

Total costs and expenses	214,047	258,914	531,567	929,864
Equity earnings	621	873	1,602	3,104

Operating profit	48,084	51,169	165,409	210,312
Interest expense	12,645	13,725	37,893	52,554
Interest income	(721)	(867)	(2,458)	(4,296)
Debt prepayment premium	—	—	12,666	—
Write-off of unamortized debt placement costs	—	—	5,002	—
Debt placement fee amortization	832	677	3,056	2,871
Other income	—	—	(953)	(300)

Net income	$35,328	$37,634	$110,203	$159,483

Allocation of net income:
Limited partners’ interest	$31,515	$30,422	$101,140	$135,579
General partner’s interest	3,813	7,212	9,063	23,904

Net income	$35,328	$37,634	$110,203	$159,483

Basic net income per limited partner unit	$0.48	$0.46	$1.72	$2.04

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	65,872	66,361	58,716	66,361

Diluted net income per limited partner unit	$0.48	$0.46	$1.72	$2.03

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,032	66,833	58,844	66,625

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
Petroleum products pipeline system:
Transportation revenue per barrel shipped (dollars per barrel)	$1.055	$1.001	$0.997	$1.026
Transportation barrels shipped (million barrels)	72.9	75.7	255.0	297.7
Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels) *	16.7	18.9	16.4	18.6
Marine terminal throughput (million barrels)	11.9	11.0	28.9	48.4
Inland terminal throughput (million barrels)	27.1	27.5	101.2	111.1
Ammonia pipeline system:
Volume shipped (thousand tons)	213	226	765	713

*	For the twelve months ended December 31, 2004, represents the average storage capacity utilized for the three months we owned the East Houston, Texas facility (0.6 million barrels) and the average storage capacity utilized for the full year at our other marine terminals (15.8 million barrels).

For the twelve months ended December 31, 2005, represents the average storage capacity utilized for the four months that we owned our Delaware terminal (1.8 million barrels) and the average monthly storage capacity utilized for the full year at our other marine terminals (16.8 million barrels).

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
Petroleum products pipeline system:
Transportation and terminals revenues	$95,085	$95,520	$315,044	$381,926
Less: Operating expenses	(38,973)	(47,071)	(139,082)	(176,781)
Environmental expenses	(263)	(1,640)	(38,744)	(8,590)
Add: Environmental expense reimbursement	74	—	37,647	—

Transportation and terminals margin	55,923	46,809	174,865	196,555
Product sales revenues	134,974	176,601	264,950	625,725
Less: Product purchases	(132,604)	(166,797)	(249,064)	(578,806)

Product margin	2,370	9,804	15,886	46,919
Add: Affiliate management fee revenue	163	166	488	667
Equity earnings	621	873	1,602	3,104

Operating margin	$59,077	$57,652	$192,841	$247,245

Petroleum products terminals:
Transportation and terminals revenues	$24,403	$29,189	$91,302	$105,563
Less: Operating expenses	(10,186)	(11,538)	(36,864)	(40,197)
Environmental expenses	(200)	(392)	(3,039)	(2,102)
Add: Environmental expense reimbursement	—	—	2,839	—

Transportation and terminals margin	14,017	17,259	54,238	63,264
Product sales revenues	3,561	2,519	10,819	11,444
Less: Product purchases	(2,497)	(1,803)	(6,535)	(5,294)

Product margin	1,064	716	4,284	6,150

Operating margin	$15,081	$17,975	$58,522	$69,414

Ammonia pipeline system:
Total revenues	$4,039	$5,897	$13,922	$15,849
Less: Operating expenses	(2,720)	(1,238)	(5,300)	(6,849)
Environmental expenses	(1,022)	(61)	(2,206)	(1,315)
Add: Environmental expense reimbursement	—	—	912	—

Operating margin	$297	$4,598	$7,328	$7,685

Segment operating margin	$74,455	$80,225	$258,691	$324,344
Add: Allocated corporate depreciation costs	801	939	3,029	3,406

Total operating margin	75,256	81,164	261,720	327,750
Less: Depreciation and amortization	(12,937)	(14,908)	(41,845)	(56,307)
Affiliate general and administrative	(14,235)	(15,087)	(54,466)	(61,131)

Total operating profit	$48,084	$51,169	$165,409	$210,312

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
Net income	$35,328	$37,634	$110,203	$159,483
Direct charges to the general partner:
Transition charges	—	—	823	—
Reimbursable general and administrative costs	590	601	6,397	3,294
Previously indemnified environmental charges	1,010	1,810	1,351	8,502

Total direct charges to general partner	1,600	2,411	8,571	11,796

Income before direct charges to general partner	36,928	40,045	118,774	171,279
General partner’s share of income	14.66%	24.02%	14.85%	20.84%

General partner’s allocated share of net income before direct charges	5,413	9,623	17,634	35,700
Direct charges to general partner	1,600	2,411	8,571	11,796

Net income allocated to general partner	$3,813	$7,212	$9,063	$23,904

Net income	$35,328	$37,634	$110,203	$159,483
Less: net income allocated to general partner	3,813	7,212	9,063	23,904

Net income allocated to limited partners	$31,515	$30,422	$101,140	$135,579